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                              MEDIA GENERAL, INC.

                           DEFERRED COMPENSATION PLAN

                  Amended and Restated as of November 17, 1994


Preamble


     THIS DEFERRED COMPENSATION PLAN (hereinafter referred to as the "Plan" and known as the Media General, Inc., Deferred Compensation Plan) is amended and restated, by Media General, Inc., a Virginia corporation (hereinafter "Employer").

     WHEREAS, the purpose of the Plan is to provide the select group of employees who become covered under the Plan the opportunity to enhance their retirement security by permitting them to enter into agreements with the Administrator to defer compensation and receive benefits at retirement, death, separation from service, and for financial hardships due to unforeseeable emergencies.

     NOW, THEREFORE, the Administrator does hereby adopt the Plan as set forth in the following pages.

SECTION 1.  DEFINITIONS

     The following terms when used herein shall have the following meaning, unless a different meaning is clearly required by the context.

     1.01 Administrator. "Administrator" means the Employer or such person, entity or committee as it may designate from time to time.

     1.02 Beneficiary. "Beneficiary" means the person(s) or estate entitled to receive benefits under this Plan after the death of a Participant.

     1.03 Code. "Code" means the Internal Revenue Code of 1986, as amended and including all regulations promulgated pursuant thereto.

     1.04 Compensation. "Compensation" means the total remuneration earned by an employee for personal services rendered to the Employer for the Plan Year including amounts deferred under this Plan and any other Deferred Compensation Plan.

     1.05 Deferral. "Deferral" means the amount of Compensation that a Participant elects to defer pursuant to a properly executed Voluntary Salary Deferral Agreement.

     1.06 Effective Date. "Effective Date" of the original Plan means July 1, 1991 and of the amended and restated Plan, November 17, 1994.

     1.07 Eligible Employee. "Eligible Employee" means any employee who is approved for participation in the Plan by the Administrator.

     1.08 Employer. "Employer" means Media General, Inc., and any wholly owned subsidiary of Media General, Inc.

     1.09 Normal Retirement Age.  "Normal Retirement Age" means age 65.
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     1.10 Open Enrollment Period.  "Open Enrollment Period" means the month
(December, March, June and September) preceding each calendar quarter and any period designated by the Employer during which eligible employees may enter into or modify Voluntary Salary Deferral Agreements.

     1.11 Participant. "Participant" means an employee or former employee who is or has been enrolled in the Plan and who retains the right to benefits under the Plan.

     1.12 Plan. "Plan" means this Media General, Inc., Deferred Compensation Plan either in its present form or as amended from time to time.

     1.13 Plan Year. "Plan Year" means the period beginning on the Effective Date and ending on December 31, 1991, and the twelve-month period beginning each January 1 and ending December 31 thereafter.

     1.14 Voluntary Salary Deferral Agreement. "Voluntary Salary Deferral Agreement" means the agreement between a Participant and the Employer to defer receipt by the Participant of Compensation not yet earned or payable. Such agreement shall state the Deferral amount to be withheld from a Participant's paycheck and shall become effective no earlier than the first day of any month after it is executed by the Participant and accepted by the Administrator. Such Agreement shall remain in effect until terminated or modified.

SECTION 2.  PARTICIPATION


     2.01 Eligibility for Participation. Each Eligible Employee shall become a Participant in this Plan on the first day of the calendar quarter next following enrollment pursuant to Section 2.02.

     2.02 Enrollment. Eligible Employees may enroll in the Plan by completing a Voluntary Salary Deferral Agreement during an Open Enrollment Period.

SECTION 3.  DEFERRAL OF COMPENSATION


     3.01 Deferral Procedure. Pursuant to a Voluntary Salary Deferral Agreement, each Participant may elect to defer a portion of his base compensation which shall be deducted from his paychecks in approximately equal increments throughout the year. If a Participant elects to defer any portion of his annual Incentive Bonus, the amount of such deferral shall be deducted from such Incentive Bonus Payment. The Deferral amount shall not be included as gross income on a Participant's federal income tax withholding statement (W-2
Form).

     3.02 Deferral Amount.
          (a) The Deferral amount for any taxable year shall not exceed the sum of:
               (i)  50% of a Participant's base compensation,         and

               (ii) 100% of a Participant's Incentive Bonus.

          (b) The Deferral Amount for any taxable year shall not be less than one thousand dollars ($1,000) per calendar quarter.

     3.03 Changing Deferrals. Subject to the provisions of Section 3.02, a Participant may change or cancel Deferrals with respect to Compensation not yet
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earned by executing a new Voluntary Salary Deferral Agreement only during Open
Enrollment Periods or within thirty days of receiving notice of a Plan amendment, by executing a new Voluntary Salary Deferral Agreement or written notice of cancellation. The change or cancellation shall be effective on the first day of the month coinciding with or following completion of a new Voluntary Salary Deferral Agreement.

     3.04 Suspension of Deferrals. Deferrals shall automatically be suspended for any pay period in which there are insufficient monies available to make the entire deduction agreed upon, and automatically reinstated in the next month that Compensation is sufficient to make the agreed upon Deferral.

SECTION 4.  TIME OF BENEFIT PAYMENT


     4.01 Eligibility for Payment. Payments from the Plan shall be made only upon the termination of the Participant's employment by the Employer or an approved financial Hardship that results from an unforeseeable emergency.

          (a) Separation from Service. "Separation from Service" means the severance of a Participant's employment with the Employer.

          (b)  Hardship Withdrawal.
               (1) Procedure. A Participant may request a withdrawal for hardship (as defined below) by submitting a written request to the Administrator, accompanied by evidence that his financial condition warrants an advance release of funds and results from an unforeseeable emergency which is beyond the Participant's control. The Administrator shall review the request and determine whether payment of any amount is justified. If payment is justified, the amount shall be limited to an amount reasonably needed to meet the emergency. The Administrator shall determine the amount and form of payment. Any money remaining in the account after Hardship withdrawal shall be distributed in accordance with the provisions of this Plan.

     (2) Hardship Defined. "Hardship" means an unforeseeable emergency caused by an event beyond the control of the Participant or Beneficiary and one which would cause severe financial hardship, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances, arising from events beyond the Participant's control. Whether circumstances constitute an unforeseeable emergency depends on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

               (i) through reimbursement or compensation by insurance or otherwise;

               (ii) by liquidation of the Participant's assets, to the extent that liquidation itself would not cause severe financial hardship; or

               (iii)     by cessation of Deferrals under the Plan.

     4.02 Benefit Commencement Date. Except for a Hardship withdrawal pursuant to Section 4.01(b), benefit payments to a Participant shall begin within thirty
(30) days after the date of the termination of a Participant's employment by the Employer.

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SECTION 5.  FORM OF BENEFIT PAYMENT


     5.01 Form of Payment. A Participant or Beneficiary shall receive a lump sum payment of the entire balance in the Participant's Account (defined in Section 7.03) or at the Participant's election, the balance of the Account, including interest on the unpaid balance, shall be paid in one hundred and twenty (120) installments.

SECTION 6.  BENEFICIARIES


     6.01 Designation. A Participant shall have the right to designate a Beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator.

     6.02 Failure to Designate a Beneficiary. If no designated Beneficiary survives the Participant and benefits are payable following the Participant's death, the Administrator shall direct that payment of benefits be made to the Participant's estate.


SECTION 7.  PLAN ADMINISTRATION


     7.01 Plan Administrator. The Plan shall be administered by the Administrator which shall have responsibility for the operation and administration of the Plan and shall direct payment of Plan benefits. The Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan and to delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. The Administrator shall also have authority to enter agreements on behalf of the Administrator necessary to implement this Plan.

     7.02 Ownership of Assets. All amounts deferred under this Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property or rights shall remain (until made available to the Participant or to the Beneficiary) solely the property and rights of the Employer (without being restricted to the provision of benefits under the Plan) and shall be subject to the claims of the Employer's general creditors.

     7.03 Accounts. The Administrator shall establish and maintain an account on behalf of each Participant (the "Account"). Each Account shall be valued at least once each Plan Year and each Participant shall receive written notice of his Account balance following such valuation. Account balances shall reflect the Deferral and any earnings attributable to such amount. Earnings shall be credited to each Participant's Account monthly in an amount equal to the amount of interest that would have been payable on the balance of such Account from time to time, computed using the average rate of interest paid by the Employer with respect to its debt obligations having a maturity of more than one year. During such periods that the Employer does not have debt obligations outstanding with a maturity of more than one year, interest shall be computed by using the applicable rate of interest established from time to time by the Internal Revenue Service for short-term obligations.


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SECTION 8.  AMENDMENT AND TERMINATION


     8.01 Amendment or Termination. The Employer reserves the right at any time to amend, modify or terminate the Plan, in whole or in part. Any such amendment, modification or termination of the Plan shall be made by a resolution adopted by the Board of Directors and communicated to Participants within a reasonable time from the later of the date of adoption or the effective of such action; provided, however, that the Employer shall not amend the Plan retroactively in such a manner as to reduce any benefit payable to any Participant or Beneficiary to the extent that such benefit was accrued and vested prior to the amendment, modification or termination. Upon Plan termination, all Deferrals shall cease. The Employer shall retain all Deferrals until each Participant terminates his employment with the Employer or incurs a Hardship and benefits are payable in accordance with Section 4.

SECTION 9.  CLAIMS PROCEDURE


     9.01 Filing Claim. Any claim by a Participant or his Beneficiary (hereafter "Claimant") for benefits shall be submitted to the Administrator.
The Administrator shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") and for providing full and fair review of the decision with respect to such claim. In addition, the Administrator shall provide a full and fair review in accordance with the procedures described below.

     Each Claimant or other interested person shall file with the Administrator such pertinent information as the Administrator may specify, and in such manner and form as the Employer may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

     9.02 Notice of Decision. Notice of a decision by the Employer with respect to a claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Administrator (or within ninety (90) days following the expiration of the initial ninety (90) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require and extension of time for processing the claim, written notice of the extension shall be furnished by the Administrator to the Claimant prior to the expiration of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan's claims review procedure. If the Administrator fails to notify the
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Claimant of the decision regarding his or her claim in accordance with these
"Claims Procedure" provisions, the claim shall be deemed denied and the Claimant shall then be permitted to proceed with the claims review procedure provided herein.

     9.03 Review. Within sixty (60) days following receipt by the Claimant of the notice of the claim denial, or within sixty (60) days following the close of the ninety (90) day period referred to herein, or if the Administrator fails to notify the Claimant of the decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Administrator. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Administrator, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Administrator in writing. The decision of the Administrator shall be made within sixty (60) days following receipt by the Administrator of the request for review (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denial claim). The Administrator shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

SECTION 10.  MISCELLANEOUS


     10.01 Limitation of Rights; Employment Relationship: Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against the Employer except as provided in the Plan. In no event shall the terms of employment of any employee be modified or in any way be affected by the Plan.

     10.02 Limitation on Assignment. Benefits under this Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. A Participant's or Beneficiary's interest in benefits under the Plan shall not be subject to debts or liabilities of the Participant of any kind and shall not be subject to attachment, garnishment or other legal process of the Participant.

     10.03 Unfunded Plan. The Plan shall be unfunded for federal income tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Employer to make future benefit payments. Nevertheless, for the convenience of the Employer, a trust fund may be established to segregate certain assets for the purpose of paying benefits under the Plan. The Employer shall be the beneficiary owner of such assets, and no Participants or Beneficiary shall have any right, title or interest in or to any such assets.

     10.04 Representations. The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan.

     10.05 Severability. If a court of competent jurisdiction holds any provisions of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

     10.06 Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of Virginia.
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     IN WITNESS WHEREOF, the Employer has caused this Plan to be executed by its duly authorized representative this 17th day of November, 1994.

                              MEDIA GENERAL, INC.


                              By:/s/ J. Stewart Bryan III
                                 -------------------------
                                   J. Stewart Bryan III
                                   Chairman